                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                        Commission File Number 0-9735

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K/KSB  [ ] Form 20-F  [ ] Form 11-K  [ ] Form 10-Q/QSB
              [ ] Form N-SAR

                       For the Period Ended: June 30, 2001

      [ ]  Transition Report on Form 10-K
      [ ]  Transition Report on Form 20-F
      [ ]  Transition Report on Form 11-K
      [ ]  Transition Report on Form 10-Q
      [ ]  Transition Report on Form N-SAR

                For the Transition Period Ended: ________________

      Read attached  instruction  sheet before  preparing form.  Please print or type.

      Nothing in this form shall be construed to imply that the  Commission  has verified any information contained herein.

      If the  notification  relates to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

                                     PART I
                             REGISTRANT INFORMATION

                                  CDX.com, Inc.
                             Full Name of Registrant

                         7920 Norfolk Avenue, Suite 11
            Address of Principal Executive Office (Street and Number)

                               Bethesda, MD 20814
                            City, State and Zip Code

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                                     PART II
                             RULE 12b-25(b) AND (c)

        If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

        (a)     The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]     (b)     The subject annual report, semi-annual report, transition report on
                Form 10-K, Form 20-F, Form 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date;
                or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        (c)     The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail why the Form 10-K, 11-K, 20-F 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

(Attach extra sheets if needed.)

        CDX.com, Inc. (the "Company"), could not file its Form 10-KSB for the year ended June 30, 2001 within the prescribed time period because the Company's auditors have not completed audited financial statements for the year ending
June 30, 2001.

                                     PART IV

                                OTHER INFORMATION

(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification

                   Mr. Philip Veruto, Chief Executive Officer
                                 (301) 215-9510
                      (Name) (Area Code) (Telephone Number)

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(2)     Have all other periodic reports required under Section 13 or 15(d) of the
        Securities Exchange Act of 1934 or Section 30 of the Investment Company Act
        of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). [X] Yes [ ] No

(3)     Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

        If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

        CDX.com, Inc.has caused this notification to be signed on its behalf by the undersigned officer, thereunto duly authorized.

Date: September 28, 2001            CDX.com, Inc.

                                    By: /s/ Philip Veruto

                                    Title:  Chief Financial Officer

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